                                                                    EXHIBIT 99.1


    PEOPLES HERITAGE RECEIVES REGULATORY APPROVALS TO ACQUIRE CFX CORPORATION
           $10 BILLION BANKING AND FINANCIAL SERVICES COMPANY CREATED

                BANK OF NEW HAMPSHIRE TO BE STATE'S LARGEST BANK

         Portland, Maine, March 30, 1998 -- Peoples Heritage Financial Group, Inc. (NASDAQ: PHBK), a $6.8 billion multi-bank and financial services holding company headquartered in Portland, Maine, announced today that is has received all regulatory approvals which are necessary to complete its acquisition of Keene, New Hampshire-based CFX Corporation (AMEX:CFX) with assets of $2.8 billion. The legal completion of the merger is scheduled for April 10, 1998, with operational consolidations scheduled for late spring and mid-summer.

         "This is a strong strategic move to make us New England's leading and largest community banking company," said William J. Ryan, Chairman, President and Chief Executive Officer of Peoples Heritage Financial Group.

         Under the terms of the agreement between the parties, each share of common stock of CFX outstanding just prior to the completion of the acquisition (other than dissenting shares) will be converted into the right to receive 0.667 of a share of common stock of Peoples Heritage. Approximately 16.3 million shares of Peoples Heritage common stock will be issued in the transaction, which will be a tax free reorganization and will be accounted for as a pooling-of-interests. In addition to the exchange of outstanding shares shortly after the effective legal date of the acquisition, outstanding options to acquire common stock of CFX will be converted, based on the share exchange ratio, to options to acquire approximately 450,000 shares of common stock of Peoples Heritage.

         CFX operates banks in New Hampshire and Massachusetts that will be merged into the Peoples Heritage owned banks in the two states. Peoples Heritage's New Hampshire banking subsidiary, Bank of New Hampshire (BNH), will gain the leading deposit market share in the state. Peoples Heritage's Massachusetts banking subsidiary, Family Bank, will extend its market share into central Massachusetts and hold the state's tenth largest market share. The Company's Maine banking affiliate, Peoples Heritage Bank, which already holds Maine's largest deposit market position, will not be directly affected by the acquisition of CFX, which has no presence in the state.

         In order to satisfy commitments made by PHFG to regulatory authorities in conjunction with the approval of the acquisition of CFX, CFX Bank has entered into an agreement to divest five branches in New Hampshire -- two each in Concord and Manchester and one in Hillsborough -- with total deposits of approximately $160 million. The branches will be sold to First Essex Bank, FSB, headquartered in Andover, Massachusetts. First Essex Bancorp, Inc., the parent holding company of First Essex Bank, has $1.1 billion in assets and operates banking offices in northern Massachusetts and southern New Hampshire.

         CFX operates 56 banking offices through CFX Bank and the recently acquired Portsmouth Savings Bank, Concord Savings Bank and Centerpoint Bank in New Hampshire, and Orange Savings Bank and Safety Fund National Bank in Massachusetts. All CFX branches in New Hampshire, except for those being divested, will become BNH offices and the 13 Orange and Safety Fund branches in Massachusetts will become Family Bank branches.

          Following completion of the mergers, BNH will have 84 branches and approximately $4.5 billion in assets, and Family Bank will have 35 branches, including four in southern New Hampshire, and approximately $1.5 billion in assets.

                                      (end)




                                       2